Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES AVAILABILITY OF NEWLY APPROVED VIRAL LOAD ASSAY FOR
HEPATITIS C VIRUS

LabCorp becomes the First Major Clinical Reference Laboratory to Offer the
Roche COBAS AmpliPrep/COBAS TaqMan HCV Test, v2.0

Burlington, NC, June 17, 2013 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it is offering the COBAS AmpliPrep/COBAS TaqMan HCV Test, v2.0. With enhanced sensitivity, this quantitative viral load assay for Hepatitis C virus (HCV) enables more accurate assessments of response to antiviral therapy.

As the first major clinical reference laboratory to offer the COBAS AmpliPrep/COBAS TaqMan HCV Test, v2.0, LabCorp can now provide physicians with a quantitative HCV viral load assay that has a lower limit of detection and quantification (15 IU/mL) than existing qualitative HCV assays (10-50 IU/mL). Viral load determinations influence decisions related to many aspects of antiviral HCV therapy, including treatment selection and adjustments. Following treatment initiation, periodic measurements of HCV viral load allows the clinician to assess the success of treatment.

An estimated 3.2 million people in the U.S. (and 170 million worldwide) are chronically infected with HCV, which if left undiagnosed and untreated can lead to liver fibrosis, cirrhosis and hepatocellular carcinoma. The Centers for Disease Control and Prevention (CDC) estimates that nearly half of the U.S. HCV population is currently undiagnosed, and the slow and often silent onset of HCV disease presentation has prompted more aggressive efforts to proactively diagnose and treat HCV infection. Recently, the CDC expanded its HCV screening recommendations from “high risk behavior groups” to include all individuals born between 1945-1965, a birth cohort that CDC estimates to include a majority of HCV infected individuals in the U.S. As part of this initiative, newly diagnosed individuals are encouraged to seek medical care and treatment for their HCV infection. The expanded availability through LabCorp of the COBAS AmpliPrep/COBAS TaqMan HCV Test, v2.0 is particularly timely, as the CDC recommendation is expected to result in the identification of additional HCV-infected patients and an increased demand for antiviral treatment regimens.

“LabCorp is proud of its longstanding and prominent role of providing innovative and novel diagnostic tests to assist physicians in treating and managing chronic HCV infection,” said Dr. Mark Brecher, LabCorp's Chief Medical Officer. “The COBAS AmpliPrep/COBAS TaqMan HCV Test, v2.0 is another valuable addition to the Company's comprehensive portfolio of assays that characterize the Hepatitis C virus, disease course and the patient's optimal treatment path.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our company, visit our Web site at: www.labcorp.com

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.